Management Statement Regarding Compliance with Certain Provisions of the Investment

Company Act of 1940

March 4, 2015

We, as members of management of Hancock Horizon Government Money Market Fund, Hancock Horizon Core Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund, Hancock Horizon Burkenroad Small Cap Fund, Hancock Horizon Diversified International Fund, Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Mississippi Tax-Free Income Fund, Hancock Horizon Diversified Income Fund and Hancock Horizon U.S. Small Cap Fund of The Advisors’ Inner Circle Fund II (collectively, the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of September 30, 2014, and from March 31, 2014 through September 30, 2014.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of September 30, 2014, and from March 31, 2014 through September 30, 2014, with respect to securities reflected in the investment account of the Funds.

Sincerely,

The Advisors’ Inner Circle Fund II

/s/ Michael Beattie
Michael Beattie
President

/s/ Rami Abdel-Rahman
Rami Abdel-Rahman
Treasurer, Controller, and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Trustees

The Advisors’ Inner Circle Fund II

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Hancock Horizon Government Money Market Fund, Hancock Horizon Core Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund, Hancock Horizon Burkenroad Small Cap Fund, Hancock Horizon Diversified International Fund, Hancock Horizon Louisiana Tax-Free Income Fund, Hancock Horizon Mississippi Tax-Free Income Fund, Hancock Horizon Diversified Income Fund and Hancock Horizon U.S. Small Cap Fund of The Advisors’ Inner Circle Fund II (collectively, the “Funds”) complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the “Act”) as of September 30, 2014. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 2014, and with respect to agreement of security purchases and sales, for the period from March 31, 2014 (the date of the last examination), through September 30, 2014:

•	Confirmation of all securities maintained by Whitney Bank (“Custodian”), without prior notice to management;

•	Confirmation of all securities held in book entry form by Bank of New York Mellon (“Sub-custodian”) - which include but are not limited to securities held by the Funds;

•	Confirmation of all securities out for transfer with brokers or alternative procedures, if any;

•	Reconciliation of all such securities to the books and records of the Funds and the Custodian;

•	Reconciliation of all such securities between the records of the Custodian and Sub-custodian;

•	Confirmation of all repurchase agreements and underlying collateral with brokers/banks; and

•	Agreement of one security purchase and one security sale or maturity since our last report from the books and records of each of the Funds to broker confirmations or alternative supporting documents.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of September 30 2014, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of The Advisors’ Inner Circle Fund II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

March 4, 2015

2

Fund Name	State	Registration	File Number

The Advisor’s Inner Circle Fund II
	CALIFORNIA	ANNUAL	505 7356
	COLORADO	ANNUAL	IC 1995 08 501
	GEORGIA	ANNUAL	SC-MF-020269
	Guam	ANNUAL	2008-7233
	ILLINOIS	ANNUAL	60004987
	INDIANA	ANNUAL	93-0548 IC
	MINNESOTA	ANNUAL	R-36888.2
	Minnesota Exemption	ANNUAL
	NORTH CAROLINA	ANNUAL	3326
	PENNSYLVANIA	ANNUAL	1993-02-003MF
	VIRGINIA	ANNUAL	117018
	VIRGIN ISLANDS	ANNUAL
	WYOMING	OTHER	18723
The AIC Fund II - Hancock Bank Family of Funds - Inst Class
	KENTUCKY	ANNUAL	60014025
	LOUISIANA	ANNUAL	150173
	NEW JERSEY	ANNUAL	BEM-0169
	OHIO	OTHER	BE1110010
	UTAH	ANNUAL	006-9458-91
The Advisors’ Inner Circle Fund II - Institutional Cl Sh Pro
	KENTUCKY	ANNUAL	60020035
	LOUISIANA	ANNUAL	147578
	NEW JERSEY	ANNUAL	BEM-4752
	OHIO	OTHER	BE117438
	UTAH	ANNUAL	007-1445-57
Hancock Horizon Family of Funds Prospectus
	KENTUCKY	ANNUAL	60017729
	LOUISIANA	ANNUAL	151077
	NEW JERSEY	ANNUAL	BEM-4246
	OHIO	OTHER	BE1211278
	UTAH	ANNUAL	007-0874-61
Hancock Horizon Family Of Funds Prospectus
	LOUISIANA	ANNUAL	153262
The AIC Fund II - Hancock Bank Family of Funds - Inst Class
	LOUISIANA	ANNUAL	151480
The Advisor’s Inner Cir - Hancock Family of Funds - Class A
	LOUISIANA	ANNUAL	151479
The Advisors Inner Circle II- Hancock Bank Family of Funds -
	LOUISIANA	ANNUAL	151478
Hancock Horizon Government Money Market Fund
	ALABAMA	ANNUAL	27873
Hancock Horizon Government Money Market Fund - Class A
	MISSISSIPPI	ANNUAL	60001564
	TEXAS	ANNUAL	M 62883
Hancock Horizon Government Money Market Fund - Inst Sweep
	MISSISSIPPI	ANNUAL	60001563
	TEXAS	ANNUAL	M 62884
Hancock Horizon Government Money Market Fund - Inst Class
	MISSISSIPPI	ANNUAL	60001562
	TEXAS	ANNUAL	M 62885
The Advisors’ Inner Circle Fund II - Core Bond Fund
	ALASKA	ANNUAL	60073691
	ALABAMA	ANNUAL	27875
	ARKANSAS	ANNUAL	60023222
	CONNECTICUT	ANNUAL	1071105
	DELAWARE	ANNUAL
	HAWAII	ANNUAL
	IDAHO	ANNUAL	70059
	KANSAS	ANNUAL	2013S0000050
	MISSOURI	ANNUAL	R2012-1,351

Fund Name	State	Registration	File Number

	NEVADA	ANNUAL
	NEW YORK	OTHER	S33-00-47
	OREGON	ANNUAL	2012-1361
	RHODE ISLAND	ANNUAL
	SOUTH CAROLINA	ANNUAL	MF19595
AIC Fund II - Core Bond Fund - Class A Shares
	ARIZONA	ANNUAL	65053
	DISTRICT OF COLUMB	ANNUAL	60037830
	IOWA	ANNUAL	I-72541
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20121871
	MAINE	ANNUAL	10035258
	MICHIGAN	ANNUAL	967370
	MISSISSIPPI	ANNUAL	60001565
	MONTANA	ANNUAL	83665
	NORTH DAKOTA	ANNUAL	BP939
	NEBRASKA	ANNUAL	86203
	NEW HAMPSHIRE	ANNUAL	MF12-0084203
	NEW MEXICO	ANNUAL	42373
	OKLAHOMA	ANNUAL	SE-2209379
	PUERTO RICO	ANNUAL	S-43634
	SOUTH DAKOTA	ANNUAL	55833
	TENNESSEE	ANNUAL	M12-0664A
	TEXAS	GOOD UNTIL SOLD	C62900
	VERMONT	ANNUAL	BEVT-653
	WASHINGTON	GOOD UNTIL SOLD	60061738
	WISCONSIN	ANNUAL	645922-03
	WEST VIRGINIA	GOOD UNTIL SOLD	77625
AIC Fund II - Core Bond Fund - Class C Shares
	MISSISSIPPI	ANNUAL	60001566
	MONTANA	ANNUAL	83666
	NEBRASKA	ANNUAL	86204
	NEW HAMPSHIRE	ANNUAL	MF12-0084207
	OKLAHOMA	ANNUAL	SE-2209383
	TEXAS	GOOD UNTIL SOLD	C 62901
AIC Fund II - Core Bond Fund - Inst Class Sh
	ARIZONA	ANNUAL	65054
	DISTRICT OF COLUMB	ANNUAL	60047321
	IOWA	ANNUAL	I-82797
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20121873
	MAINE	ANNUAL	10035260
	MICHIGAN	ANNUAL	967372
	MISSISSIPPI	ANNUAL	60001567
	MONTANA	ANNUAL	83667
	NORTH DAKOTA	ANNUAL	BP940
	NEBRASKA	ANNUAL	86205
	NEW HAMPSHIRE	ANNUAL	MF12-0084205
	NEW MEXICO	ANNUAL	42375
	OKLAHOMA	ANNUAL	SE-2209381
	PUERTO RICO	ANNUAL	S-43634-1
	SOUTH DAKOTA	ANNUAL	55834
	TENNESSEE	ANNUAL	M12-0664A
	TEXAS	GOOD UNTIL SOLD	C 62902
	VERMONT	ANNUAL	BEVT-655
	WASHINGTON	GOOD UNTIL SOLD	60061740
	WISCONSIN	ANNUAL	645924-03
	WEST VIRGINIA	GOOD UNTIL SOLD	77623
The Advisors’ Inner Circle Fund II - Value Fund

Fund Name	State	Registration	File Number

	ALASKA	OTHER	60057195
	ALABAMA	ANNUAL	27876
	ARKANSAS	ANNUAL	60018321
	CONNECTICUT	ANNUAL	1039058
	DELAWARE	ANNUAL
	HAWAII	ANNUAL
	IDAHO	ANNUAL	59680
	KANSAS	ANNUAL	2006S0001260
	MISSOURI	ANNUAL	2005-00840
	NEVADA	ANNUAL
	NEW YORK	OTHER	S31-57-69
	OREGON	ANNUAL	2006-1422
	RHODE ISLAND	ANNUAL
	SOUTH CAROLINA	ANNUAL	MF16485
AIC Fund II - Value Fund - Class A Shares
	ARIZONA	ANNUAL	43975
	DISTRICT OF COLUMB	ANNUAL	60026692
	IOWA	ANNUAL	I-62936
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20061318
	MAINE	ANNUAL	10011917
	MICHIGAN	ANNUAL	947661
	MISSISSIPPI	ANNUAL	60001568
	MONTANA	ANNUAL	57144
	NORTH DAKOTA	ANNUAL	AU783
	NEBRASKA	ANNUAL	66047
	NEW HAMPSHIRE	ANNUAL	MF06-0020494
	NEW MEXICO	ANNUAL	22825
	OKLAHOMA	ANNUAL	SE-2174409
	PUERTO RICO	ANNUAL	S-42274-1
	SOUTH DAKOTA	ANNUAL	36781
	TENNESSEE	ANNUAL	RM12-0305A
	TEXAS	GOOD UNTIL SOLD	C 62897
	VERMONT	ANNUAL	06/14/06-04
	WASHINGTON	GOOD UNTIL SOLD	60042134
	WISCONSIN	ANNUAL	505673-03
	WEST VIRGINIA	GOOD UNTIL SOLD	MF 55563
AIC Fund II - Value Fund - Class C Shares
	MARYLAND	ANNUAL	SM20072755
	MISSISSIPPI	ANNUAL	60001569
	MONTANA	ANNUAL	83671
	NEBRASKA	ANNUAL	66049
	NEW HAMPSHIRE	ANNUAL	MF06-0026477
	OKLAHOMA	ANNUAL	SE-2174410
	TEXAS	GOOD UNTIL SOLD	C 62898
	WISCONSIN	ANNUAL	527896-03
AIC Fund II - Value Fund - Institutional Class Shares
	ARIZONA	ANNUAL	62800
	DISTRICT OF COLUMB	ANNUAL	60044733
	IOWA	ANNUAL	I-80401
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20112895
	MAINE	ANNUAL	10032820
	MICHIGAN	ANNUAL	965149
	MISSISSIPPI	ANNUAL	60001570
	MONTANA	ANNUAL	83670
	NORTH DAKOTA	ANNUAL	BM843
	NEBRASKA	ANNUAL	66048
	NEW HAMPSHIRE	ANNUAL	MF06-0039586

Fund Name	State	Registration	File Number

	NEW MEXICO	ANNUAL	40116
	OKLAHOMA	ANNUAL	SE-2174411
	PUERTO RICO	ANNUAL	S-42274
	SOUTH DAKOTA	ANNUAL	53739
	TENNESSEE	ANNUAL	RM12-0305A
	TEXAS	GOOD UNTIL SOLD	C 62899
	VERMONT	ANNUAL	11/18/11-01
	WASHINGTON	GOOD UNTIL SOLD	60059525
	WISCONSIN	ANNUAL	626050-03
	WEST VIRGINIA	GOOD UNTIL SOLD	MF 74241
AIC Fund II- Growth Fund
	ALASKA	OTHER	60057476
	ALABAMA	ANNUAL	29116
	ARKANSAS	ANNUAL	60018555
	CONNECTICUT	ANNUAL	1040262
	DELAWARE	ANNUAL
	HAWAII	ANNUAL
	IDAHO	ANNUAL	59962
	KANSAS	ANNUAL	2007S0000154
	MISSOURI	ANNUAL	1993-00886
	NEVADA	ANNUAL
	NEW YORK	OTHER	S31-61-92
	OREGON	ANNUAL	2006-1525
	RHODE ISLAND	ANNUAL
	SOUTH CAROLINA	ANNUAL	MF16587
The AIC Fund II - Growth Fund - Class A Sh
	ARIZONA	ANNUAL	44546
	DISTRICT OF COLUMB	ANNUAL	60027082
	IOWA	ANNUAL	I-63568
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20061835
	MAINE	ANNUAL	10012554
	MICHIGAN	ANNUAL	948176
	MISSISSIPPI	ANNUAL	60004082
	MONTANA	ANNUAL	57674
	NORTH DAKOTA	ANNUAL	AV301
	NEBRASKA	ANNUAL	66572
	NEW HAMPSHIRE	ANNUAL	MF06-0047073
	NEW MEXICO	ANNUAL	23431
	OKLAHOMA	ANNUAL	SE-2178693
	PUERTO RICO	ANNUAL	S-43635
	SOUTH DAKOTA	ANNUAL	37279
	TENNESSEE	ANNUAL	RM12-0287A
	TEXAS	GOOD UNTIL SOLD	C 65546
	VERMONT	ANNUAL	08/23/06-23
	WASHINGTON	GOOD UNTIL SOLD	60042646
	WISCONSIN	ANNUAL	507515-03
	WEST VIRGINIA	GOOD UNTIL SOLD	MF 56176
AIC Fund II - Growth Fund - Class C Share
	MISSISSIPPI	ANNUAL	60004083
	MONTANA	ANNUAL	83668
	NEBRASKA	ANNUAL	86206
	NEW HAMPSHIRE	ANNUAL	MF12-0084206
	OKLAHOMA	ANNUAL	SE-2209382
	TEXAS	GOOD UNTIL SOLD	C 65547
AIC Fund II - Growth Fund - Institutional Class Shares
	ARIZONA	ANNUAL	65055
	DISTRICT OF COLUMB	ANNUAL	60047320
	IOWA	ANNUAL	I-82796

Fund Name	State	Registration	File Number

	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20121872
	MAINE	ANNUAL	10035259
	MICHIGAN	ANNUAL	967371
	MISSISSIPPI	ANNUAL	60004084
	MONTANA	ANNUAL	83669
	NORTH DAKOTA	ANNUAL	BP941
	NEBRASKA	ANNUAL	86207
	NEW HAMPSHIRE	ANNUAL	MF12-0084204
	NEW MEXICO	ANNUAL	42374
	OKLAHOMA	ANNUAL	SE-2209380
	PUERTO RICO	ANNUAL	S-43635-1
	SOUTH DAKOTA	ANNUAL	55835
	TENNESSEE	ANNUAL	M12-0664A
	TEXAS	GOOD UNTIL SOLD	C 65548
	VERMONT	ANNUAL	BEVT-654
	WASHINGTON	GOOD UNTIL SOLD	60061739
	WISCONSIN	ANNUAL	645923-03
	WEST VIRGINIA	GOOD UNTIL SOLD	77624
Burkenroad Small Cap Fund
	ALASKA	OTHER	60053198
	ALABAMA	ANNUAL	30176
	ARKANSAS	ANNUAL	60016657
	CONNECTICUT	ANNUAL	1023325
	DELAWARE	ANNUAL
	HAWAII	ANNUAL
	IDAHO	ANNUAL	58005
	KANSAS	ANNUAL	2004S0000183
	MISSOURI	ANNUAL
	NEVADA	ANNUAL
	NEW YORK	OTHER	S30-33-10
	OREGON	ANNUAL	2005-194
	RHODE ISLAND	ANNUAL
	SOUTH CAROLINA	ANNUAL	MF15743
Burkenroad Small Cap Fund - Class A Shares
	ARIZONA	ANNUAL	39766
	DISTRICT OF COLUMB	ANNUAL	60022980
	IOWA	ANNUAL	I-59260
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20032037
	MAINE	ANNUAL	10007145
	MICHIGAN	ANNUAL	944053
	MISSISSIPPI	ANNUAL	60006348
	MONTANA	ANNUAL	53948
	NORTH DAKOTA	ANNUAL	AP252
	NEBRASKA	ANNUAL	75265
	NEW HAMPSHIRE	ANNUAL	MF05-0033586
	NEW MEXICO	ANNUAL	19233
	OKLAHOMA	ANNUAL	SE-2190459
	PUERTO RICO	ANNUAL	S-29158
	SOUTH DAKOTA	ANNUAL	33249
	TENNESSEE	ANNUAL	RM12-0287A
	TEXAS	GOOD UNTIL SOLD	C 68047
	VERMONT	ANNUAL	02/15/05-01
	WASHINGTON	GOOD UNTIL SOLD	60038199
	WISCONSIN	ANNUAL	489962-03
	WEST VIRGINIA	GOOD UNTIL SOLD	MF 51603
Burkenroad Small Cap Fund - Class D Shares
	ARIZONA	ANNUAL	53695

Fund Name	State	Registration	File Number

	DISTRICT OF COLUMB	ANNUAL	60037127
	IOWA	ANNUAL	I-65540
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20022299
	MAINE	ANNUAL	10035014
	MICHIGAN	ANNUAL	958302
	MISSISSIPPI	ANNUAL	60006349
	MONTANA	ANNUAL	66741
	NORTH DAKOTA	ANNUAL	AU036
	NEBRASKA	ANNUAL	64530
	NEW HAMPSHIRE	ANNUAL	MF11-0085884
	NEW MEXICO	ANNUAL	42142
	OKLAHOMA	ANNUAL	SE-2181393
	SOUTH DAKOTA	ANNUAL	34077
	TENNESSEE	ANNUAL	RM12-0305A
	TEXAS	GOOD UNTIL SOLD	C 68048
	VERMONT	ANNUAL	BEVT-529
	WASHINGTON	GOOD UNTIL SOLD	60041484
	WISCONSIN	ANNUAL	452021
	WEST VIRGINIA	GOOD UNTIL SOLD	MF 67021
Burkenroad Small Cap Fund - Class D Shares Prospectus
	KENTUCKY	ANNUAL	60018537
	LOUISIANA	ANNUAL	147590
	NEW JERSEY	ANNUAL	BEM-0170
	OHIO	OTHER	BE1110011
	UTAH	ANNUAL	007-1272-28
Hancock Horizon Diversified International Fund
	ALASKA	OTHER	60061798
	ALABAMA	ANNUAL	38522
	ARKANSAS	ANNUAL	60021877
	CONNECTICUT	ANNUAL	1052721
	DELAWARE	ANNUAL
	HAWAII	ANNUAL
	IDAHO	ANNUAL	63298
	KANSAS	ANNUAL	2009S0000347
	MISSOURI	ANNUAL	2008-02005
	NEVADA	ANNUAL
	NEW YORK	OTHER	S32-34-78
	OREGON	ANNUAL	2008-1632
	RHODE ISLAND	ANNUAL
	SOUTH CAROLINA	ANNUAL	MF17757
Hancock Horizon Diversified International Fund - Class A Sh
	ARIZONA	ANNUAL	52250
	DISTRICT OF COLUMB	ANNUAL	60034907
	IOWA	ANNUAL	I-70726
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20082592
	MAINE	ANNUAL	10020970
	MICHIGAN	ANNUAL	955550
	MISSISSIPPI	ANNUAL	60049337
	MONTANA	ANNUAL	64501
	NORTH DAKOTA	ANNUAL	BC668
	NEBRASKA	ANNUAL	73986
	NEW HAMPSHIRE	ANNUAL	MF08-0045130
	NEW MEXICO	ANNUAL	30534
	OKLAHOMA	ANNUAL	SE-2183498
	PUERTO RICO	ANNUAL	S-36209
	SOUTH DAKOTA	ANNUAL	44609
	TENNESSEE	ANNUAL	RM12-0287A

Fund Name	State	Registration	File Number

	TEXAS	GOOD UNTIL SOLD	C 88571
	VERMONT	ANNUAL	09/30/08-18
	WASHINGTON	GOOD UNTIL SOLD	60049797
	WISCONSIN	ANNUAL	538834-03
	WEST VIRGINIA	GOOD UNTIL SOLD	MF 64018
Hancock Horizon Diversified International Fund - Class C Sh
	ARIZONA	ANNUAL	64750
	MASSACHUSETTS	ANNUAL
	MISSISSIPPI	ANNUAL	60049338
	MONTANA	ANNUAL	83672
	NEBRASKA	ANNUAL	73987
	NEW HAMPSHIRE	ANNUAL	MF08-0032775
	OKLAHOMA	ANNUAL	SE-2183499
Hancock Horizon Diversified International Fund - Inst Cl Sh
	ARIZONA	ANNUAL	57407
	DISTRICT OF COLUMB	ANNUAL	60043904
	IOWA	ANNUAL	I-79411
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20111925
	MAINE	ANNUAL	10031761
	MICHIGAN	ANNUAL	964191
	MISSISSIPPI	ANNUAL	60049341
	MONTANA	ANNUAL	75156
	NORTH DAKOTA	ANNUAL	BL879
	NEBRASKA	ANNUAL	73988
	NEW HAMPSHIRE	ANNUAL	MF08-0024043
	NEW MEXICO	ANNUAL	39120
	OKLAHOMA	ANNUAL	SE-2183502
	PUERTO RICO	ANNUAL	S-36209-1
	SOUTH DAKOTA	ANNUAL	52738
	TENNESSEE	ANNUAL	RM12-0287A
	TEXAS	GOOD UNTIL SOLD	C 93487
	VERMONT	ANNUAL	08/03/11-17
	WASHINGTON	GOOD UNTIL SOLD	60054426
	WISCONSIN	ANNUAL	617397-03
	WEST VIRGINIA	GOOD UNTIL SOLD	MF 73151
Hancock Horizon Quantitative Long/Short Fund
	ALASKA	ANNUAL	60069927
	ALABAMA	ANNUAL	38523
	ARKANSAS	ANNUAL	60026458
	CONNECTICUT	ANNUAL	1065600
	DELAWARE	ANNUAL
	HAWAII	ANNUAL
	IDAHO	ANNUAL	67939
	KANSAS	ANNUAL	2011S0001867
	MISSOURI	ANNUAL	R2011-1,484
	NEVADA	ANNUAL
	NEW YORK	OTHER	S32-99-38
	OREGON	ANNUAL	2011-1313
	RHODE ISLAND	ANNUAL
	SOUTH CAROLINA	ANNUAL	MF19044
Hancock Horizon Quantitative Long/Short Fund - Class A Sh
	ARIZONA	ANNUAL	61433
	DISTRICT OF COLUMB	ANNUAL	60043337
	IOWA	ANNUAL	I-79025
	MASSACHUSETTS	ANNUAL
	MARYLAND	ANNUAL	SM20111534
	MAINE	ANNUAL	10031327
	MICHIGAN	ANNUAL	963752

Fund Name	State	Registration	File Number

	MISSISSIPPI	ANNUAL	60049339
	MONTANA	ANNUAL	72952
	NORTH DAKOTA	ANNUAL	BL498
	NEBRASKA	ANNUAL	73989
	NEW HAMPSHIRE	ANNUAL	MF08-0022908
	NEW MEXICO	ANNUAL	38737
	OKLAHOMA	ANNUAL	SE-2183500
	SOUTH DAKOTA	ANNUAL	52374
	TENNESSEE	ANNUAL	RM12-0305A
	TEXAS	GOOD UNTIL SOLD	C 96410
	VERMONT	ANNUAL	06/17/11-05
	WASHINGTON	GOOD UNTIL SOLD	60058155
	WISCONSIN	ANNUAL	616047-03
	WEST VIRGINIA	GOOD UNTIL SOLD	MF 72759
Hancock Horizon Quantitative Long/Short Fund - Cl C Sh
	MISSISSIPPI	ANNUAL	60049340
	MONTANA	ANNUAL	83673
	NEBRASKA	ANNUAL	73990
	NEW HAMPSHIRE	ANNUAL	MF08-0039822
	OKLAHOMA	ANNUAL	SE-2183501
Hancock Horizon Quantitative Long/Short Fund - Inst Cl Sh
	MISSISSIPPI	ANNUAL	60049342
	MONTANA	ANNUAL	83678
	NEBRASKA	ANNUAL	73991
	NEW HAMPSHIRE	ANNUAL	MF08-0025231
	OKLAHOMA	ANNUAL	SE-2183503
Hancock Horizon Mississippi Tax Free Income Fund
	ALABAMA	ANNUAL	43303
Hancock Horizon Mississippi Tax Free Income Fund - Class A
	MISSISSIPPI	ANNUAL	60056157
	MONTANA	ANNUAL	83674
	NEBRASKA	ANNUAL	86210
	NEW HAMPSHIRE	ANNUAL	MF12-0084208
	OKLAHOMA	ANNUAL	SE-2209384
Hancock Horizon Mississippi Tax Free Income Fund - Trust Cl
	MISSISSIPPI	ANNUAL	60056152
	MONTANA	ANNUAL	83675
	NEBRASKA	ANNUAL	86211
	NEW HAMPSHIRE	ANNUAL	MF12-0084209
	OKLAHOMA	ANNUAL	SE-2209385
Hancock Horizon Louisiana Tax Free Income Fund - Class A
	MISSISSIPPI	ANNUAL	60056250
	MONTANA	ANNUAL	83676
	NEBRASKA	ANNUAL	86208
	NEW HAMPSHIRE	ANNUAL	MF12-0084210
	OKLAHOMA	ANNUAL	SE-2209386
Hancock Horizon Louisiana Tax Free Income Fund - Inst Class
	MISSISSIPPI	ANNUAL	60056251
	MONTANA	ANNUAL	83677
	NEBRASKA	ANNUAL	86209
	NEW HAMPSHIRE	ANNUAL	MF12-0084211
	OKLAHOMA	ANNUAL	SE-2209387
Hancock Horizon Diversified Income Fund
	ALABAMA	ANNUAL	45610
Hancock Horizon Diversified Income Fund - Inst, A, C Cls Pro
	LOUISIANA	ANNUAL	151281
	NEW JERSEY	ANNUAL	BEM-5849
Hancock Horizon Diversified Income Fund - Class A Shares
	MISSISSIPPI	ANNUAL	60061817
	TEXAS	GOOD UNTIL SOLD	C 101711
Hancock Horizon Diversified Income Fund - Class C Shares

Fund Name	State	Registration	File Number

	MISSISSIPPI	ANNUAL	60061818
	TEXAS	GOOD UNTIL SOLD	C 101712
Hancock Horizon Diversified Income Fund - Institutnl Cls Shr
	MISSISSIPPI	ANNUAL	60061819
	TEXAS	GOOD UNTIL SOLD	C 101713